EXHIBIT 21

INFINITY PROPERTY AND CASUALTY CORPORATION

EXHIBIT 21 - SUBSIDIARIES OF THE REGISTRANT

The following is a list of subsidiaries of Infinity at December 31, 2005. All corporations are subsidiaries of Infinity and, if indented, subsidiaries of the company under which they are listed.

Name of Company	Incorporated	Percentage of Ownership
Infinity Insurance Company	Indiana	100
American Premier Insurance Company	Indiana	100
Atlanta Casualty Company	Ohio	100
Atlanta Casualty Group, Inc.	Georgia	100
Atlanta Casualty General Agency, Inc.	Texas	100
Atlanta Reserve Insurance Company	Ohio	100
Atlanta Specialty Insurance Company	Ohio	100
Infinity Agency of Texas, Inc.	Texas	100
The Infinity Group, Inc.	Indiana	100
Infinity National Insurance Company	Indiana	100
Infinity Select Insurance Company	Indiana	100
Leader Insurance Company	Ohio	100
Budget Insurance Premiums, Inc.	Ohio	100
Leader Group, Inc.	Ohio	100
Leader Managing General Agency, Inc.	Texas	100
Leader Preferred Insurance Company	Ohio	100
Leader Specialty Insurance Company	Indiana	100
TICO Insurance Company	Ohio	100
Windsor Insurance Company	Indiana	100
Great Texas County Mutual Insurance Company	Texas	(a	)
Infinity Property and Casualty Services, Inc.	Georgia	100
Casualty Underwriters, Inc.	Georgia	51
Windsor Group, Inc.	Georgia	100
Texas Windsor Group, Inc.	Texas	100
American Deposit Insurance Company	Oklahoma	100
Granite Finance Company, Inc.	Texas	100
Coventry Insurance Company	Ohio	100
Regal Insurance Company	Indiana	100

(a)	Denotes company which is affiliated but not owned.